RAD AMPLIFY

A RAD INTEL COMPANY

This Services Agreement (this "**Agreement**"), dated as of April 27, 2026 (the "**Effective Date**") between Rad Amplify, Inc., a Delaware corporation, with an address at 1501 Lincoln Blvd. #1133 Venice, CA 90291 ("**Rad**"), a subsidiary of RAD Technologies, Inc. and Arm Candy, LLC with an address at 2550 Pacific Ave, Ste 1510 Dallas TX 75226 ("**Client**").

1. DEFINITIONS

Capitalized terms not otherwise defined in the Agreement shall have the meanings ascribed to them in this section.

"Intellectual Property Rights" means patents, trademarks, service marks, trade names, design rights, copyrights, database rights, trade secrets, rights in know-how and other intellectual property rights, of whatever nature and wherever arising, whether registered or unregistered and including applications for the registration or grant of any such rights.

"Statement of Work" means an agreement, order form, or schedule, or other document (including an online registration page, online Statement of Work, or online "clickwrap") entered into or accepted by Client and Rad and which will be subject to the terms of this Agreement and that sets forth one or more Service(s) being provided by Rad to Client and specific terms applicable to each such Service.

"PII" means personally identifiable information or any information that would allow the identification of a particular natural person, or other information that is classified as "personally identifiable information" (or similar categorization), as determined in accordance with laws or regulations in any applicable jurisdiction.

"Platform Policies" means, collectively: (i) any specifications, technical documentation, or integration requirements made accessible to Client by Rad in connection with Rad Technology; and (ii) requirements, prohibitions, and guidelines applicable to Client's integration with or use of the Service imposed by Rad or a third party, as updated from time to time; in each case which may deal with or respond to, among other things, changes in laws or regulations, industry or technology developments, emerging risks, or evolution of the Services or Rad Materials, and which are made available to Client via the user interface of the applicable Service or otherwise made known to Client.

"Prohibited Content" means any content or material that: (i) violates any applicable law, rule or regulation; (ii) promotes violence, discrimination, hatred, peer-to-peer applications, Networks or sites, copyright protection circumvention, or unlawful subject matter or activities; (iii) violates any Intellectual Property Right or other proprietary, privacy, contract, or legal right of any third party; or (iv) is defamatory, libelous, deceptive, pornographic or sexually explicit.

"Program Materials" means any programming, creative content, deliverables, demonstrations, screenshots, videos, case studies, or other materials developed, configured, or provided by Rad for Client under a Statement of Work, in each case excluding Client's Confidential Information, Client's Marks, and any PII.

"Rad Technology" means any proprietary or confidential technology or materials of Rad: (i) made accessible to Client or (ii) made accessible to third parties by Client or at Client's request in accordance with and as permitted by the terms of the Agreement, including any ad tag, programming code, software development kit ("SDK"), or application programming interface ("API"), used to effect or facilitate a provided Service.

"Rad Materials" means the Service(s) and the Rad Technology.

"Service" means each Rad product, platform or service provided or made accessible to Client in accordance with an Statement of Work.

2. OBLIGATIONS OF THE PARTIES

2.1 Rad Obligations. Rad shall make the Services accessible to Client pursuant to the Agreement and, unless otherwise stated in the applicable Statement of Work, provide Client with access to applicable Rad Materials. Client acknowledges that Rad may utilize one or more of its Affiliates or subcontractors, as appropriate, to fulfill its obligations under this Agreement provided that Rad remains responsible and liable for performance under the Agreement.

2.2 Client Obligations. (a) Registration Obligations. Client shall: (1) provide true, accurate, current and complete information as prompted by the Service or otherwise requested by Rad in establishing an account for accessing the Service (such information, the "Registration Data"); and (2) maintain and promptly update the Registration Data to keep it true, accurate, current and complete. In order to provide the Service, Rad may transfer certain Registration Data to, or may process certain Registration Data in the United States or other locations, and Client consents to any such transfer or processing. **(b) Account, Password and Security.** Client must establish an account for accessing the Service ("Account"), including a username and password to access such account ("Credentials"). Client is responsible for all activities that occur under its Credentials and Account. Client agrees to promptly notify Rad of any unauthorized use of its Credentials or Account or any other suspected breach of security. **(c) Platform Policies.** Client shall conform to the Platform Policies. In addition, if Client uses a third party's technology or materials in connection with Client's activities under the Agreement, Client will not violate any agreements, conditions or terms of usage imposed by such third party on Client related to the use of such third party's technology or materials.

2.3 Mutual Obligations. Each party shall (a) comply with all applicable laws, rules and regulations in performing its respective obligations and exercising its rights under the Agreement, including with respect to consumer protection and privacy, and (b) use commercially reasonable efforts and cooperate with the other to detect, limit, prevent, and prohibit Prohibited Activities by third parties.

3. PROPRIETARY RIGHTS

3.1. Right to Access and Restrictions. Client may access and use the Rad Materials solely for the purposes of use of the Services and performance of obligations under the Agreement, and solely in accordance with applicable Platform Policies. Client shall not: (a) resell, license, lease, time-share or otherwise transfer or distribute any of the Rad Materials; (b) reverse engineer, decompile or disassemble the Rad Materials (except to the extent expressly permitted by applicable law); (c) modify, copy or create derivative works of the Rad Materials, except that Client may modify and create derivative works of Rad SDK to the extent necessary to achieve the objectives contemplated by the applicable Statement of Work (e.g., serving an Ad in a mobile application); (d) use the Rad Materials to build a competitive product or service; or (e) authorize or permit any third-party to do any of the acts described in Sections 3.1(a) through (d). Client may not transfer or provide access to any Rad Materials to any third party except that Client may transfer, provide access or request Rad to provide access, to the Rad Materials to Client's authorized representatives to facilitate Client's use of the Service, provided that (i) the Client is responsible for any acts or omissions of such authorized representatives, and (ii) Client shall cause such authorized representatives to handle such Rad Materials in accordance with the same requirements and restrictions applicable to Client. Rad reserves all rights not expressly granted hereunder.

3.2 Marks. Client hereby grants to Rad a non- exclusive, non-transferable (other than to a successor in interest in connection with a merger, reorganization or sale of all or substantially all assets or equity) right and license to use, reproduce and display Client's name, "Peter Millar", logo, service marks, trademarks and related brand features ("Marks") on or within the user interface for the Service, including as made available to third parties. In addition, Client hereby grants to Rad a non-exclusive, non-transferable (subject to the foregoing), worldwide, royalty-free license during the Term to use, reproduce, display and distribute the Marks in Rad's marketing, promotional, sales, investor, and fundraising materials (including presentations, proposals, pitch decks, website content, and social media), solely to identify Client as a customer/partner of Rad and to describe the general nature of the parties' relationship and the Services. Rad's use of Client's Marks will be in compliance with any reasonable written usage guidelines provided to Rad by Client. Client represents and warrants that it has all rights necessary to grant the foregoing license to Rad.

3.3 Ownership. As between the parties, Rad shall own and retain all right, title and interest in and to the Rad Materials and Rad's Confidential Information, together with all Intellectual Property Rights therein and thereto. As between the parties, Client shall own and retain all right, title and interest in and to: (i) Client's Marks, (ii) Client's Confidential Information, and (iii) all Intellectual Property Rights therein and thereto. Client may, in its sole discretion, provide Rad with suggestions or other

feedback regarding any Rad Materials, which Rad may freely incorporate into the Rad Materials or otherwise use in its discretion, without payment of any royalty or any duty to account to Client.

4. DATA COLLECTION AND USAGE

4.1 Tracking. Rad may place cookies (including session, persistent and "flash" cookies), web- beacons or other tracking technology on the computer of a user who is displayed, views, or interacts with an Advertisement in order to track page views and Impressions and develop and enhance user profiles to more effectively target advertisements throughout Rad. Advertisers may also collect user information through tracking technology or other means in conjunction with any advertisements. Client will not analyze or attempt to derive any information contained in any cookie or other tracking technology used by Rad or an advertiser to collect information about users. For avoidance of doubt, the foregoing does not in any way restrict your right to collect and analyze your own data.

4.2 Rad User Information. Rad may collect information directly from users who are served, view, engage with or otherwise interact with any advertisements (including IP address) ("Rad User Information"). Rad may use compiled User Information to develop and enhance anonymous profiles of users who access, view and/or interact with advertisements through Rad ("Profiles"). Rad does not collect or store personally identifiable information (e.g., first or last names, social security numbers, credit card numbers, driver license numbers) ("PII") of users and you will not provide PII of any party to Rad. Rad retains the right to collect and utilize all data for the purpose of servicing the client's advertising needs, creating new products, enhance Rad's internal operations, products, or services, performing analytics and modeling, and combining with all other collected data sets.

5. CONFIDENTIAL INFORMATION

5.1 Confidentiality. (a) As used herein, **"Confidential Information"** means all material or information of a party ("**Disclosing Party**") disclosed to the other party ("**Receiving Party**"), whether orally or in writing, that is designated or identified as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances surrounding the disclosure. Confidential Information includes business and marketing plans, software code, technology and technical information, product and system designs and configurations, specifications, APIs, trade secrets and business processes. The terms and conditions (including pricing) of each Statement of Work are Confidential Information of each party. Rad Materials are Confidential Information of Rad. However, notwithstanding the foregoing, Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without restriction on use or disclosure; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is rightfully received from a third party without restriction on use or disclosure. **(b)** Receiving Party shall not use Confidential Information of Disclosing Party for any purpose other than to perform Receiving Party's obligations or exercise its rights under the Agreement. In addition, Receiving Party shall not disclose Confidential Information of Disclosing Party to any third party, except with Disclosing Party's prior written consent or as otherwise required by law or legal process, and except that Receiving Party may disclose the Confidential Information of the Disclosing Party to Receiving Party's employees, consultants or other representatives who have a bona fide need to know such Confidential Information to support the Receiving Party's exercise of its rights or performance of its obligations under the Agreement and who are bound by confidentiality obligations with respect to such Confidential Information at least as protective as those set forth herein, provided that Receiving Party shall be responsible and liable for failure by any party to which it discloses Disclosing Party's Confidential Information to treat that information in accordance with Receiving Party's obligations. Receiving Party shall protect the confidentiality of Disclosing Party's Confidential Information in the same manner that it protects the confidentiality of its own confidential information of like kind (but in no event using less than reasonable care).

6. PAYMENT TERMS

6.1 Fees and Payment Terms. The fees and payment terms shall be outlined in the applicable Statement of Work.

6.2 Deductions and Taxes. Unless explicitly stated in the Statement of Work, Rad is not responsible for any fees associated with the transfer or receipt of funds from the Client. The Client may withhold a standard tax deduction, as defined by Client's country law, when making payment to Rad.

6.3 Pricing Changes, Disputes and Records. Rad may change its billing, pricing and payment structure at any time, provided, however, that Rad will use commercially reasonable efforts to notify you in advance of any such change. If you

dispute any charge, you must notify Rad in writing within 30 days after any such invoice and failure to so notify Rad will result in the waiver by you of any claim relating to any such disputed payment. Payment will be calculated solely based on records maintained by Rad. No other measurements or statistics of any kind will be accepted by Rad or have any effect. Any amount owed to you by Rad may be offset by amounts you owe to Rad.

7. TERM AND TERMINATION

7.1 Term. The Agreement will continue in effect until terminated as permitted hereunder. Each Statement of Work has the term specified therein. Termination of any individual Statement of Work shall not affect any other Statement of Work in effect between the parties at the time of such termination.

7.2 Suspension; Termination. Rad may limit and/or suspend Client's access to and use of the Service (including ceasing purchase, sale, delivery or serving of advertisements) if Rad has a reasonable basis to suspect that: (i) Client's Registration Data is untrue, inaccurate, not current or incomplete, (ii) Client is engaging in a Prohibited Activity or violating any applicable law or regulation; (iii) Client's advertisements contain Prohibited Content; or (iv) Client's continued use of the Rad Materials is likely to damage or cause imminent harm or risk to Rad, the Service, or other customers or end users of Rad or their data, devices, or systems. Rad will use commercially reasonable efforts to provide Client with notice prior to any limitation or suspension, but in any event will notify Client promptly thereafter. If the event giving rise to the limitation or suspension is not cured within five (5) days or if the Client has engaged in a Prohibited Activity (which will be deemed incapable of cure), Rad may terminate the Agreement, any Statement of Work or any Service in whole or in part upon written notice (email acceptable).

8. REPRESENTATIONS AND WARRANTIES; DISCLAIMER

8.1 Mutual Representations and Warranties. Client and Rad each represents and warrants to the other that: (a) it has the full corporate right, power and authority to enter into the Agreement and to exercise its rights and perform its obligations; and, (b) its execution and delivery of the Agreement, and the performance of its obligations and duties in connection therewith, do not and will not violate any agreement to which it is bound.

8.2 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED HEREIN, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THE AGREEMENT, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF ACCESS, MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE ABOVE, Rad MAKES NO REPRESENTATION OR WARRANTY AS TO ANY BENEFIT OR REVENUES THAT CUSTOMER (OR CUSTOMER'S CUSTOMERS OR USERS) WILL OBTAIN FROM ITS USE OF THE SERVICE, AND RAD DOES NOT REPRESENT OR WARRANT THAT THE SERVICE WILL BE ALWAYS AVAILABLE OR ERROR-FREE.

9. INDEMNIFICATION

9.1 Client shall indemnify, defend and hold harmless Rad, its permitted successors and assigns, and their respective agents, officers, directors and employees (collectively, "Rad Indemnified Parties") from and against any claims, suits, legal, regulatory or investigatory proceedings ("Claims") brought against any Rad Indemnified Party by a third party and any all judgments, losses, damages, settlements, liabilities, fines, penalties, costs and expenses (including reasonable attorneys' fees and notice costs) ("Losses") arising as a result of any such Claim, in each case as a result of or in connection with: (a) Client's breach of the Agreement or Client's obligations to any third party; (b) a claim that Client's Marks, when used in accordance with the terms of the Agreement, infringe any Intellectual Property Right of any third party; (c) Client's provision or delivery of any Prohibited Content through the Service or the inclusion of any Prohibited Content in any advertisements purchased, placed, or sold by Client in connection with this Agreement; or (d) the breach or inaccuracy of any representation or warranty of Client in the Agreement. The acts described in items (a)–(d) above referred to herein as "Client Indemnifiable Acts."

10. LIMITATION OF LIABILITY

10.1 SUBJECT TO SECTION 10.2: (A) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, HOWEVER CAUSED AND WHETHER IN CONTRACT, TORT OR UNDER ANY THEORY OF LIABILITY, AND

WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (B) IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER ARISING OUT OF THE AGREEMENT EXCEED $25,000. THE ABOVE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.2 THE LIMITATIONS ON LIABILITY SET FORTH IN SECTION 8.1 SHALL NOT APPLY TO: (A) A BREACH OF SECTION 5.1 (CONFIDENTIALITY); (B) A CLAIM FOR INDEMNIFICATION UNDER SECTION 7; (C) THE GROSS NEGLIGENCE; WILLFUL OR INTENTIONAL MISCONDUCT, OR DISHONEST, FRAUDULENT, CRIMINAL OR MALICIOUS CONDUCT OF THE PARTY SEEKING TO LIMIT ITS DAMAGES; OR (D) AMOUNTS PAYABLE TO RAD UNDER AN STATEMENT OF WORK.

12. MISCELLANEOUS

12.1 Mutual Non-Solicitation and Non-Circumvention.

(a) Personnel. During the term of this Agreement and for a period of **one (1) year** following the termination of the relationship, each Party agrees that it shall not, directly or indirectly, solicit for employment, offer employment to, or hire as an independent contractor or consultant, any employee or contractor of the other Party.
(b) Business Partners. Each Party acknowledges that the other has valuable relationships with brands, customers, influencers, and service providers. Accordingly, for a period of **six (6) months** following the delivery of Services, neither Party shall use the other's Confidential Information to attempt to contact, solicit, or render services to any Person introduced to it by the other Party under this Agreement.
(c) Exception. This prohibition shall not apply where a Party can prove, through sufficient commercial documentation, the existence of a **pre-existing business relationship** with such Person or entity prior to the introduction.

12.2 Assignment. Client may not assign the Agreement or any Statement of Work, including without limitation, by operation of law or merger, without Rad's prior written approval, and any attempt to assign the Agreement or any Statement of Work without such prior written approval is void.

12.3 Governing Law; Venue. The Agreement will be governed and interpreted in accordance with the laws of the State of California without reference to conflicts of laws principles. Jurisdiction and venue for all disputes hereunder shall be in Los Angeles County, California.

12.4 Independent Relationship of the Parties. The relationship between Client and Rad (and its personnel or agents) in connection with the Agreement is at all times that of an independent contractor and neither party is an employee, partner, agent, trustee or joint ventures of, for, or with the other. Neither party shall owe any fiduciary or, except to the extent otherwise provided herein or under applicable law, other duties to the other.

12.5 Interpretations. Headings and captions are for convenience only and do not affect the meaning or interpretation of the Agreement. Ambiguities, inconsistencies or conflicts in the Agreement will not be strictly construed against either party but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time the Agreement is entered into and common practice in the industry. The term "including" or "includes" means "including/includes without limitation." This Agreement shall not be construed against any party by reason of its drafting, preparation or means of acceptance.

12.6 Public Relations. During the term of the Agreement Rad may use Client's name and logo in general promotional and informational materials and publicly describe the general nature of the parties' relationship (without revealing specific contract terms). Without limiting the foregoing, Rad may (a) reference Client and the Marks in Rad's marketing and fundraising materials, and (b) feature, display, perform, reproduce, and distribute the Program Materials, in each case for the purpose of promoting Rad and the Services and showcasing work performed for Client, provided that Rad will not disclose any PII or Client Confidential Information in connection therewith. Except as permitted above or in any Statement of Work, neither party shall use the name of the other party in publicity, advertising or other public materials (unless required by applicable law or regulation) without the prior written consent of the other party.

12.7 General. The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and communications, oral or written, between the parties related to such subject matter. In case of any dispute between the parties, the prevailing party shall be entitled to recover its reasonable attorneys' and other fees and costs from the non-prevailing party, provided that the court or arbitrator may

eliminate or reduce such recovery on grounds that it is unreasonable or disproportionate to the harm suffered or recovery achieved. The Agreement shall prevail over any additional or conflicting terms that appear in any purchase order, invoice or other document furnished by Client to Rad. In the event of any conflict or inconsistency between provisions or components of the Agreement, each as may be amended, the Statement of Work(s) shall take precedence over this Agreement. No failure of either party to enforce any of its rights under the Agreement will act as a waiver of such rights. Except for payment obligations, no party is liable for inadequate performance to the extent caused by a condition that was beyond its reasonable control. Any provision of the Agreement that is held by a court of competent jurisdiction to be unenforceable shall be modified to the minimum extent necessary to make such provision enforceable and to best preserve the parties' intent, provided that if such modification would materially alter the effect of the provision then the provision shall be considered void, and the remaining provisions of the Agreement shall be enforceable in accordance with their terms. The Agreement does not create any right or cause of action for any third party. This Agreement may be signed electronically.

IN WITNESS WHEREOF, each of the undersigned has caused this Services Agreement to be executed as of the date first set forth above.

AGREED AND ACKNOWLEDGED:

RAD AMPLIFY, INC. a Delaware Corporation

By:

Name: Rick Song Date: ___________________

Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:

Arm Candy, LLC

By: [signature]

Name: Marian Leonard

Title: Managing Director

Date: 4/29/2026